SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             SMITHFIELD FOODS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                             SMITHFIELD FOODS, INC.
                           SMITHFIELD, VIRGINIA 23430

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 30, 1995

     As a stockholder of SMITHFIELD FOODS, INC. (the "Company"), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Stockholders of the Company to be held at the Omni Waterside Hotel, 777 Waterside Drive, Norfolk, Virginia at 2:00 p.m., local time, on August 30, 1995 for the following purposes:

          1. To elect a Board of 13 directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and qualified;

          2. To ratify the selection of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending April 28, 1996; and

          3. To transact such other business as may properly come before the meeting.

     By resolution of the Board of Directors, July 14, 1995 is the record date for the determination of stockholders entitled to vote at the meeting, and only stockholders of record at the close of business on that date will be entitled to vote at the meeting and any adjournments thereof.

     We hope you can attend the meeting in person. However, even if you plan to attend, we urge that you MARK, SIGN, DATE and RETURN the enclosed proxy promptly in the enclosed self-addressed envelope, so that we may be assured of a quorum to transact business. The proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

     Your attention is directed to the attached Proxy Statement.

                                          By Order of the Board of Directors,

                                          Aaron D. Trub
                                          SECRETARY

Smithfield, Virginia
July 31, 1995

                             SMITHFIELD FOODS, INC.
                               EXECUTIVE OFFICES
                            501 NORTH CHURCH STREET
                           SMITHFIELD, VIRGINIA 23430

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 30, 1995

     This proxy statement is furnished in connection with the solicitation of proxies by the issuer, Smithfield Foods, Inc. (hereinafter called the "Company"), and its Board of Directors for use at the Annual Meeting of Stockholders to be held at 2:00 p.m., local time, on August 30, 1995, and at any adjournments thereof (the "Meeting").

     The expense of this solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited, personally or by telephone, by regular employees of the Company at no additional compensation. The Company will reimburse brokers and other persons holding stock in their names as nominees for their expenses in obtaining authorization to execute proxies for their principals. Corporate Communications, Inc. has been retained to aid in such solicitation of proxies at an anticipated cost to the Company of $3,500 plus expenses.

     Any proxy given pursuant to this solicitation may be revoked by the filing with and receipt by the Secretary of the Company of a written revocation or duly executed proxy bearing a later date and does not preclude the stockholder from voting in person at the Meeting if he or she so desires. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed. If a stockholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted for the election of the nominees for director named herein and for proposal 2.

     The approximate date on which this proxy statement and the accompanying proxy were first sent or given to stockholders was July 31, 1995.

                               VOTING SECURITIES

     The only class of outstanding voting securities of the Company is its Common Stock, par value $.50 per share (the "Common Stock"). Stockholders of record at the close of business on July 14, 1995 will be entitled to vote at the Meeting. On that date, the Company had outstanding 16,397,526 shares of Common Stock. Each share of Common Stock is entitled to one vote at the Meeting. Voting rights of the Common Stock are noncumulative, so that holders of a majority of the outstanding shares represented at the Meeting can elect all of the directors.

     Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum. Shares for which the holder has elected to abstain or has withheld authority to vote (including broker non-votes) on a matter will count toward a quorum but will have different effects on the outcome of the vote on such matter. An abstention from voting on a matter (other than the election of directors) has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. A "broker non-vote" is a vote withheld by a broker on a particular matter in accordance with stock exchange regulations because the broker has not received instructions from the customer for whose account the shares are held. Under applicable Delaware law, broker non-votes on a matter will have no effect on the outcome of the vote. With respect to the election of directors, the 13 nominees receiving the greatest number of votes cast for the election of directors will be elected.

                             PRINCIPAL STOCKHOLDERS

     The only persons known by the Company to own beneficially more than 5% of the Company's Common Stock as of July 14, 1995 are:

                                        AMOUNT AND NATURE OF
                                        BENEFICIAL OWNERSHIP
NAME AND ADDRESS OF                     (NUMBER OF SHARES)(1)            PERCENT
  BENEFICIAL OWNER                DIRECT        OTHER        TOTAL       OF CLASS
Joseph W. Luter, III             1,661,236     825,032(2)  2,486,268(2)    14.8
  Smithfield Foods, Inc.
  501 North Church Street
  Smithfield, VA 23430
Carroll's Swine                  1,678,000          --     1,678,000(3)    10.2
  Investment Partnership
  P.O. Drawer 856
  Warsaw, NC 28398
The Clark Estates, Inc.          1,352,995          --     1,352,995(4)     8.2
  30 Wall Street
  New York, NY 10005


     (1) Pursuant to current regulations of the Securities and Exchange Commission, securities must be listed as "beneficially owned" by a person who directly or indirectly has or shares the power to vote ("voting power") or the power to dispose of ("dispositive power") the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the "Direct" column are those which are owned and held as outstanding shares and over which such person, except as noted below, has sole voting power and sole dispositive power. Shares shown under the "Other" column are those subject to other forms of deemed "beneficial ownership" pursuant to the aforesaid regulations, as described in the indicated footnotes.

     (2) Includes 325,032 shares owned by a corporation of which Mr. Luter is an officer, director and the owner of 81% of its capital stock, and 500,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole dispositive power with respect to the 325,032 shares owned by the corporation. Mr. Luter may be deemed a control person of the Company.

     (3) Carroll's Swine Investment Partnership is a North Carolina partnership between Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc. F. J. Faison, Jr., a director of the Company, is an officer and director of Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc., but is not a stockholder of either corporation. Mr. Faison disclaims beneficial ownership of the shares owned by Carroll's Swine Investment Partnership.

     (4) The Clark Estates, Inc. provides administrative assistance to numerous trust and fiduciary accounts which beneficially own an aggregate 1,352,995 shares of the Company's Common Stock. The Clark Estates, Inc. has or, in certain instances, shares, voting power and/or dispositive power with respect to such shares. The Clark Estates, Inc. has no remainder or other economic interest in such trust or fiduciary accounts.


                                   PROPOSAL 1
                             ELECTION OF DIRECTORS
     All of the nominees for election to the Board of Directors but John O. Nielson are currently directors and were elected at the last Annual Meeting of Stockholders. The persons elected will hold office as directors of the Company until the next Annual Meeting of Stockholders and until their successors are elected and qualified. It is expected that each of the nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason, the shares represented by properly executed proxies may be voted at the discretion of the persons named therein for a substitute nominee or nominees.

     The following table sets forth the names, ages, principal occupations of the nominees and other information with respect to them as of July 14, 1995:

                 NAME -- AGE -- PRINCIPAL OCCUPATION -- OTHER INFORMATION                     DIRECTOR SINCE
Joseph W. Luter, III (56)                                                                          1975
  Chairman of the Board and Chief Executive Officer of the Company since May 1995;
  Chairman of the Board, President and Chief Executive Officer of the Company prior to May
  1995

F. J. Faison, Jr. (61)                                                                             1991
  President of Carroll's Foods, Inc., Warsaw, North Carolina, a hog and turkey producer

Joel W. Greenberg (57)                                                                             1987
  Commodity Analyst, Alaron Trading Corp., Chicago, Illinois, commodities brokerage firm;
  Director, Incomnet, Inc.

Cecil W. Gwaltney (84)                                                                             1971
  Chairman of the Board, Gwaltney Motor Company, Smithfield, Virginia

George E. Hamilton, Jr. (79)                                                                       1970
  Retired; President and Chief Operating Officer of The Smithfield Packing Company,
  Incorporated ("Smithfield Packing"), a wholly-owned subsidiary of the Company, prior to
  June 1994

Richard J. Holland (69)                                                                            1978
  Chairman of the Board of The Farmers Bank, Windsor, Virginia

Roger R. Kapella (53)                                                                              1992
  President and Chief Operating Officer of Patrick Cudahy Incorporated ("Patrick Cudahy"),
  a wholly-owned subsidiary of the Company

Lewis R. Little (51)                                                                               1993
  President and Chief Operating Officer of Gwaltney of Smithfield, Ltd. ("Gwaltney"), a
  wholly-owned subsidiary of the Company, since May 1993; Executive Vice President of
  Gwaltney prior to May 1993

Robert W. Manly, IV (42)                                                                           1991
  Executive Vice President of the Company since June 1995 and prior to June 1994;
  President and Chief Operating Officer of Smithfield Packing from June 1994 to June 1995

Wendell H. Murphy (56)                                                                             1991
  Chairman of the Board and Chief Executive Officer of Murphy Farms, Inc., Rose Hill,
  North Carolina, a hog producer

John O. Nielson (64)                                                                                --
  President and Chief Operating Officer of the Company since May 1995; consultant and private investor from June 1989 to May 1995; President and Chief Operating Officer of
  John Morrell & Co. prior to June 1989

William H. Prestage (60)                                                                           1994
  Chairman of the Board, President and Chief Executive Officer of Prestage Farms, Inc.,
  Clinton, North Carolina, a hog and turkey producer; Director, North Carolina Natural Gas
  Corporation

Aaron D. Trub (60)                                                                                 1986
  Vice President, Secretary and Treasurer of the Company


     No family relationship exists between any of the nominees for election as directors of the Company.

     Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934 that have been received by the Company or written representations from certain reporting persons that no annual statements on Form 5 were required, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of its Common Stock have been complied with, except that Mr. Murphy filed late a required monthly report of two transactions.

           COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

     The following information with respect to beneficial ownership, as of July 14, 1995, of shares of Common Stock is furnished with respect to each nominee for election to the Board of Directors and with respect to all executive officers and directors as a group:

                                       AMOUNT AND NATURE OF
                                       BENEFICIAL OWNERSHIP
                                       (NUMBER OF SHARES)(1)             PERCENT
           NAME                 DIRECT         OTHER         TOTAL       OF CLASS
F. J. Faison, Jr.                     --     1,678,000(2)  1,678,000(2)    10.2
Joel W. Greenberg                  2,000         1,000(3)      3,000(3)       *
Cecil W. Gwaltney                 33,475            --        33,475          *
George E. Hamilton, Jr.          161,500         1,000(4)    162,500(4)       *
Richard J. Holland                32,000            --        32,000          *
Roger R. Kapella                   4,000        56,000(5)     60,000(5)       *
Lewis R. Little                       --        10,000(6)     10,000(6)       *
Joseph W. Luter, III           1,661,236       825,032(7)  2,486,268(7)    14.8
Robert W. Manly, IV               26,000        40,000(8)     66,000(8)       *
Wendell H. Murphy                     --       483,500(9)    483,500(9)     2.9
John O. Nielson                       --            --            --         --
William H. Prestage                   --        60,000(10)    60,000(10)      *
Aaron D. Trub                     42,682       107,000(11)   149,682(11)      *
All executive officers and
  directors as a group
  (14 persons)                 1,993,893     3,281,532(12) 5,275,425(12)   30.9


     * Less than 1% of class

     (1) Pursuant to current regulations of the Securities and Exchange Commission, securities must be listed as "beneficially owned" by a person who directly or indirectly has or shares the power to vote ("voting power") or the power to dispose of ("dispositive power") the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the "Direct" column are those which are owned and held as outstanding shares by each director and over which each such director, except as noted below, has sole voting power and sole dispositive power. Shares shown under the "Other" column include other forms of "beneficial ownership" pursuant to the aforesaid regulations, as described in the indicated footnotes.

     (2) Reflects 1,678,000 shares owned by Carroll's Swine Investment Partnership, a North Carolina partnership between Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc. Mr. Faison is an officer and director of Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc., but is not a stockholder of either corporation. Carroll's Swine Investment Partnership has sole voting power and sole dispositive power with respect to such shares. Mr. Faison disclaims beneficial ownership of such shares.

     (3) Includes 1,000 shares owned by Mr. Greenberg's spouse with respect to which Mr. Greenberg disclaims beneficial ownership.

     (4) Includes 1,000 shares owned by Mr. Hamilton's son with respect to which Mr. Hamilton disclaims beneficial ownership.

     (5) Includes 56,000 shares subject to presently exercisable stock options.

     (6) Reflects 10,000 shares subject to presently exercisable stock options.

     (7) Includes 325,032 shares owned by a corporation of which Mr. Luter is an officer, director and the owner of 81% of its capital stock, and 500,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole dispositive power with respect to the 325,032 shares owned by the corporation. Mr. Luter may be deemed a control person of the Company.

     (8) Includes 40,000 shares subject to presently exercisable stock options.

     (9) Reflects 483,500 shares owned by Murphy Farms, Inc., of which Mr. Murphy is an officer, director and the principal stockholder. Murphy Farms, Inc. has sole voting power and sole dispositive power with respect to such shares.

     (10) Reflects 60,000 shares owned by Prestage Farms, Inc., of which Mr. Prestage is an officer, director and the principal stockholder. Prestage Farms, Inc. has sole voting power and sole dispositive power with respect to such shares.

     (11) Includes 50,000 shares subject to presently exercisable stock options. Also includes 41,000 shares owned by Mr. Trub's spouse and 16,000 shares owned by Mr. Trub's children, with respect to which Mr. Trub disclaims beneficial ownership.

     (12) Includes 676,000 shares subject to presently exercisable stock options.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Company has an Executive Committee, an Audit Committee and a Compensation Committee of the Board of Directors. The Company does not have a Nominating Committee.

     The Executive Committee is composed of Messrs. Hamilton, Holland and Luter and, with certain limitations, exercises the power of the Board of Directors between board meetings. The Executive Committee did not hold any meetings in fiscal 1995.

     The Audit Committee is composed of Messrs. Faison and Murphy. The principal functions of the Audit Committee are the recommendation to the Board of Directors of a firm to be engaged by the Company as its independent public accountants, conferring with the independent public accountants selected regarding the scope of the audit and services to be performed and reviewing the results of the independent public accountants' examination and recommendations with respect to accounting practices and procedures and internal control. The committee held one meeting in fiscal 1995.

     The Compensation Committee is composed of Messrs. Greenberg and Holland. The principal functions of the Compensation Committee are to administer the Company's stock option and certain other benefit plans, to review recommendations submitted to it by the Company's management with respect to the compensation of the officers of the Company and its subsidiaries and the directors of the Company, and to make such recommendations to the Board of Directors of the Company as its review indicates. The committee held two meetings in fiscal 1995.

     The Board of Directors held nine meetings during fiscal 1995. All directors attended 75% or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.

     Directors who are not employees of the Company or any of its subsidiaries received in fiscal 1995 an annual retainer of $3,000, $500 for each board meeting attended, $500 for each committee meeting attended if the committee meeting was not held in connection with, or on the same day as, a board meeting, plus reimbursement of travel expenses incurred in connection with such attendance. The Board of Directors holds three regular meetings each year.

     The Company has agreed to compensate George E. Hamilton, Jr., a director of the Company and the retired President and Chief Operating Officer of Smithfield Packing, for any consulting services he may provide to the Company during the next fiscal year at a rate of approximately $4800 per week. The Company paid Mr. Hamilton $221,154 for consulting services provided under such agreement during fiscal 1995.

                             EXECUTIVE COMPENSATION

     The table below sets forth, for the fiscal years ended April 30, 1995, May 1, 1994 and May 2, 1993, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who at April 30, 1995 were the Company's Chief Executive Officer and the next four highest compensated executive officers.

                           SUMMARY COMPENSATION TABLE


                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                              SECURITIES
                                FISCAL       ANNUAL COMPENSATION              UNDERLYING
NAME AND PRINCIPAL POSITION      YEAR     SALARY ($)     BONUS ($)(1)      OPTIONS/SARS (#)
Joseph W. Luter, III             1995      420,000         807,298                  0
  Chairman of the Board          1994      432,923         595,893            100,000
  and Chief Executive            1993      407,077          74,208                  0
  Officer of the Company

Robert W. Manly, IV (2)          1995      256,154         280,397                  0
  Executive Vice President       1994      152,308         100,000             65,000
  of the Company                 1993      147,692          50,000                  0

Lewis R. Little                  1995      270,000         234,424                  0
  President and Chief            1994      274,317          58,777             65,000
  Operating Officer of           1993      129,048          10,943                  0
  Gwaltney

Roger R. Kapella                 1995      157,500         256,466                  0
  President and Chief            1994      157,500         292,120             35,000
  Operating Officer of           1993      157,500         223,314                  0
  Patrick Cudahy

Aaron D. Trub                    1995      185,000         140,000                  0
  Vice President, Secretary      1994      190,692          90,000             35,000
  and Treasurer of the           1993      179,308          50,000                  0
  Company


     (1) Bonus payments shown for fiscal 1993 were for services rendered in the twelve-month period ended December 31, 1992, while bonus payments for fiscal 1995 and 1994 were for services rendered in fiscal 1995 and 1994, respectively, reflecting the Company's change from a calendar year basis to a fiscal year basis for determining bonuses. Messrs. Kapella and Trub received bonuses for services rendered during the period January 1, 1993 through May 2, 1993 in the amounts of $26,740 and $25,000, respectively.

     (2) Mr. Manly served as President and Chief Operating Officer of Smithfield Packing from June 1994 to June 1995.

     The table below sets forth information with respect to option exercises during fiscal 1995 and the number and value of options held at April 30, 1995 by each of the executive officers for whom information is given in the Summary Compensation Table.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES


                                                        NUMBER OF SECURITIES         VALUE OF UNEXERCISED SHARES IN-THE-
                         SHARES          VALUE        UNDERLYING OPTIONS/SARS AT         MONEY OPTIONS/SARS AT
                       ACQUIRED ON      REALIZED              4-30-95 (#)                    4-30-95(1) ($)
NAME                   EXERCISE (#)      (2)($)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE

Joseph W. Luter, III            0            --        500,000          100,000         7,312,500          --

Robert W. Manly, IV             0            --         40,000           65,000           652,480          --

Lewis R. Little            10,000       231,250         10,000           65,000           146,250          --

Roger R. Kapella                0            --         56,000           35,000           913,500          --

Aaron D. Trub                   0            --         50,000           35,000           731,250          --


     (1) Based on the last sales price of the Common Stock of $22.75 on April 28, 1995.

     (2) Difference between the fair market value and the exercise price on the date of exercise.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Compensation Committee (the "Committee") believes strongly that corporate performance and, in turn, stockholder value depend to a significant extent on the establishment of a close alignment between the financial interests of stockholders and those of the Company's employees, including its senior managers. Accordingly, the Committee and the Company adhere both in principle and in practice to the concept of pay-for-performance. The Company relies heavily on incentive compensation programs to motivate employees. These programs are variable and closely tied to corporate, business unit and/or individual performance, and place "at risk" a major portion of executive compensation in a manner that encourages a sharp and continuing focus on building stockholder value. The Company encourages executives to hold significant amounts of Company stock, and in part the compensation programs are designed to accomplish that objective.

COMPONENTS OF THE COMPENSATION PROGRAM

     Senior management compensation at the Company includes two components: first, a base salary, and second, long- and short-term incentive compensation programs, both cash and non-cash, that are tied to the financial performance of the Company or certain of its subsidiaries.

     Base salaries are generally established at the minimum levels believed by the Committee to be necessary to attract and retain a highly efficient management group when considered along with the performance-based components of the program. Except in the case of executive officers who assumed significant new responsibilities, the base salaries of the executive officers have remained, in effect, unchanged since fiscal 1992. Upon the recommendation of management, the base salaries of some executive officers were actually reduced for part of fiscal 1993; these amounts were subsequently repaid to the executive officers in fiscal 1994 because of the significant improvement in the Company's financial performance.

     A cash bonus is the principal short-term incentive. Bonus awards for most executive officers are calculated pursuant to formulas based on pre-tax income, either on a consolidated basis or for a particular subsidiary, as the Committee finds most appropriate, and are subject to adjustment based on the officer's individual performance. Bonus awards for the remaining executive officers are based primarily on individual performance, as evaluated by the Chief Executive Officer and reviewed by the Committee, with consideration given to the Company's financial performance measured principally in terms of its pre-tax income. Consistent with the Committee's policy that a major portion of executive compensation be "at risk," bonus awards for executive officers in recent years have ranged from 8% to 66% of an executive officer's total cash compensation depending on Company and individual performance. Mostly as a result of the Company's increased pre-tax income in fiscal 1995, bonus awards for fiscal 1995 averaged approximately 54% of the executive officers' total cash compensation.

     Long-term incentives are provided by stock options, awarded from time to time, whose ultimate value to the employee is tied to the market price of the Company's Common Stock. The Company's stock option program ties the employee's economic interests directly to those of the stockholders. In recommending the recipients and size of stock option awards, the Committee considers the level of incentive already provided by the size and status of prior grants as well as a subjective evaluation of the employee's potential contribution to the Company's future success. Stock options were awarded to approximately 50 employees during fiscal 1994, including most of the executive officers. These were the first stock option awards since 1989 and were granted with an exercise price of 150% of the fair market value of the Common Stock.

CEO COMPENSATION

     The Committee determined the compensation of Joseph W. Luter, III, the Chairman of the Board and Chief Executive Officer of the Company, for fiscal 1995 in accordance with the guidelines described above. Consistent with the Committee's policy that a major part of each executive officer's compensation be performance-based, and therefore at risk, Mr. Luter's base salary has remained, in effect, unchanged since fiscal 1992. Mr. Luter was among those executive officers who received a reduction in base salary for part of fiscal 1993, as recommended by management, with the amount foregone being repaid in fiscal 1994 when the Company's financial performance improved significantly. Mr. Luter's bonus award for fiscal 1995 was determined pursuant to the Incentive Bonus Plan previously approved by shareholders under which he was entitled to 1% of a specified tier of the Company's pre-tax income for fiscal 1995 and 2% of the excess of such income over the first tier. As a result of the Company's increased pre-tax income, Mr. Luter's bonus represented approximately 66% of his total cash compensation.

ADMINISTRATION OF COMPENSATION PROGRAMS

     Messrs. Greenberg and Holland, neither of whom has been or is an officer or employee of the Company, are the members of the Committee. The Committee principally formulates compensation policies and reviews recommendations submitted to it by management with respect to the cash and non-cash compensation of the officers of the Company and its subsidiaries, as well as of Company directors. The Committee then makes specific recommendations on an annual basis to the Board of Directors. The Board of Directors has never modified or rejected in any material way any recommendation of the Committee.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), which was enacted in 1993, imposes a $1 million limit on the amount of annual compensation that will be deductible by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements will not be subject to this deductibility limit. It is currently the Company's policy to seek to qualify the performance-based components of its compensation program for this exclusion from the section 162(m) limitation as necessary to maximize the deductibility of executive compensation.


COMPENSATION COMMITTEE

Joel W. Greenberg
Richard J. Holland

                               PERFORMANCE GRAPH

The graph below presents a comparison of the Company's five-year cumulative total return on its Common Stock with the Meat Packing Index (SIC Code 2011) and the NASDAQ Market Value Index, each prepared by Media General Financial Services, Inc., assuming that investments of $100 were made on April 27, 1990 and that dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
          OF COMPANY, PUBLISHED INDUSTRY INDEX AND BROAD MARKET INDEX


                              [PERFORMANCE GRAPH]


                            1990     1991      1992      1993      1994      1995
SMITHFIELD FOODS, INC.       100    372.62    307.14    273.81    457.14    433.33

MEAT PACKING INDEX           100    157.51    138.40    142.16    164.23    203.87

NASDAQ MARKET VALUE INDEX    100    111.17    114.03    136.25    152.93    166.98


                                  PENSION PLAN

     The Company, Gwaltney, Patrick Cudahy, Smithfield Packing, Esskay, Inc. and Brown's of Carolina, Inc. maintain a qualified non-contributory pension plan covering their salaried and non-union-eligible hourly employees.

     The qualified pension plan provides for retirement benefits which are a function of each participant's average earnings during his highest five calendar years of employment and his aggregate years of service with any company in the Company's controlled group. Subject to the qualified plan limits in the Internal Revenue Code, all compensation paid to a participant within a calendar year is included in determining average earnings used to calculate pension benefits. These benefits are calculated by applying a certain percentage to the average earnings up to a given level (based on the participant's year of birth) and a higher percentage to the average earnings above this level and then multiplying the sum by the years of service. This method of calculation has the effect of coordinating the benefits provided by the qualified pension plan with those provided by Social Security.

     The following table indicates the estimated annual benefits payable upon retirement at age 65 in 1995 to participants in the Company's qualified pension plan, based on the specific remuneration and years of service classifications set forth below.


   AVERAGE EARNINGS
 DURING PARTICIPANT'S              SELECTED YEARS OF SERVICE WITH COMPANIES
HIGHEST FIVE CALENDAR                 IN THE COMPANY'S CONTROLLED GROUP
    YEARS (1)-(4)            15          20          25          30           35
       $120,000            $27,101     $36,134     $45,168     $54,202     $ 63,235
        160,000             34,339      45,785      57,231      68,677       80,123
        200,000             36,662      50,763      64,864      78,965       93,065
        240,000             44,382      61,452      78,522      95,591      112,661
        280,000             45,773      63,378      80,983      98,588      115,641
        320,000             45,773      63,378      80,983      98,588      115,641
        360,000             45,773      63,378      80,983      98,588      115,641

     (1) The maximum annual retirement benefit is $120,000 for benefits commencing in 1995 at age 65. The maximum amount is subject to annual cost-of-living adjustments.

     (2) The remuneration covered by the plan is the remuneration paid during the calendar year, whereas the remuneration reported in the summary compensation table is the remuneration paid for the fiscal year ended April 30, 1995.

     (3) In accordance with changes in federal pension law which became effective January 1, 1994, annual compensation in excess of $150,000 cannot be considered when calculating a qualified pension benefit. However, benefits accrued through December 31, 1993, which may have been based on higher compensation, are not reduced.

     (4) A new benefit formula became effective January 1, 1995. However, benefits accrued through December 31, 1994 under the old benefit formula are not reduced.

     As of April 30, 1995, Messrs. Luter, Manly, Little, Kapella and Trub are credited with 27, 9, 32, 10 and 25 years of service, respectively, under the pension plan. The benefits shown in the table are not subject to any reduction for benefits paid from other sources, including Social Security.

                               OTHER TRANSACTIONS

     Joseph W. Luter, III, the Chairman of the Board and Chief Executive Officer of the Company, is an officer, director and the owner of 81% of the capital stock of Luter Packing Company, a wholesale distributor of meat and other food products. The Company sold $328,000 of its fresh pork and processed meat products to Luter Packing Company in fiscal 1995. The sales to Luter Packing Company were made by the Company in the ordinary course of its business, and in the opinion of the Company's management, the terms of those transactions were as favorable to the Company as those made to unaffiliated parties. In addition, Gwaltney purchased $7,535,000 of comminuted chicken meat for use in its frank and bologna products from a company 48% of the capital stock of which is owned by Mr. Luter's three adult children. The Company believes that the terms under which Gwaltney made such purchases were as advantageous to Gwaltney as those Gwaltney would have received from any other comminuted chicken meat producer.

     Mr. Luter's daughter and son-in-law are the sole members of Fishing Creek Farms LLC ("Fishing Creek"). Brown's of Carolina, Inc. ("Brown's"), an 86%-owned subsidiary of the Company, has arrangements with B&G Farms LLC ("B&G"), a limited liability company in which Brown's and Fishing Creek each have a 50% interest, for the production of hogs for the Company's pork processing plants. The arrangements involve, inter alia, (i) loans of $1,100,000 by each of Brown's and Fishing Creek to B&G which loans were repaid in fiscal 1995, (ii) the lease of certain hog production facilities by B&G to Brown's until December 31, 2009 at an annual rent of approximately $465,000 per year and (iii) advances by B&G to Brown's of cash for working capital, including $428,000 advanced in fiscal 1995. All profits and losses from the hog production operations are shared equally by Brown's and Fishing Creek. All loans and advances made pursuant to the arrangements accrue interest at a rate equal to the prime rate charged by one of the Company's lending banks. The Company purchased $3,048,000 of live hogs from B&G in fiscal 1995 and anticipates an equal or greater volume of business in fiscal 1996. The Company believes that the terms of the foregoing arrangements are no less favorable to the Company than if entered into with unaffiliated parties.

     George E. Hamilton, Jr., a director of the Company, and Roger R. Kapella, Aaron D. Trub and other officers of the Company, Gwaltney and Smithfield Packing, were members of a group which owned 18% of the capital stock of RCS-Smithfield, Inc. ("RCSS"). All of the capital stock of RCSS was purchased by Carolina Cold Storage Limited Partnership ("CCS") effective December 31, 1994 at a price approximating the book value of RCSS. The Company is a 50% general partner in CCS. Messrs. Hamilton, Kapella and Trub received $117,000, $29,250 and $29,250, respectively, for their interests in RCSS. The Company has an agreement with RCSS to use a cold storage warehouse facility owned and operated by RCSS near Smithfield, Virginia, as its primary outside cold storage warehouse for its plants in Smithfield, Virginia. Under the agreement, the Company pays RCSS for the use of the facility at prevailing competitive rates for such services and guarantees a minimum annual usage fee of $1,200,000 which is presently renegotiable. The Company paid RCSS $1,776,000 in fees for use of the facility through December 31, 1994. The Company believes that the terms, conditions and rates under which it has agreed to use the RCSS facility and the terms on which CCS purchased the capital stock of RCSS were no less favorable to the Company than if entered into with unaffiliated parties.

     F. J. Faison, Jr., a director of the Company, is the president and a director of Carroll's Foods, Inc. ("CFI") and its affiliates, Carroll's Farms of Virginia, Inc. ("CFAV") and Carroll's Foods of Virginia, Inc. ("CFOV"). The Company has arrangements with CFI and its affiliates for production of hogs for the Company's meat processing plants. The arrangements involve, inter alia, (i) Smithfield-Carroll's Farms, a partnership consisting of Smithfield Hog Farms, Inc., a wholly-owned subsidiary of the Company, and CFAV, which partnership owns hog raising facilities and leases them to CFOV, and (ii) contracts between the Company and CFOV and CFI which obligate the Company to purchase hogs produced by CFOV and CFI. Substantially all revenues of the Smithfield-Carroll's Farms partnership consist of CFOV's lease payments, which cover debt service, depreciation charges and other operating expenses. Such revenues were $9,479,000 in fiscal 1995 and are expected to equal or exceed that amount in fiscal 1996. Pursuant to the purchase agreements, the Company purchased $54,081,000 and $134,937,000 of live hogs from CFOV and CFI, respectively, in fiscal 1995 and anticipates a greater volume of business under these agreements in fiscal 1996. The Company believes that the prices paid under the purchase agreement with CFI are equivalent to market. The purchase agreement with CFOV results in decreased raw material costs to the Company during periods when hog production is profitable and, conversely, an increase in such costs when such production is unprofitable. The agreement with CFOV resulted in increased costs to the Company of $2,615,000 in fiscal 1995 compared to decreased costs of $2,223,000 in fiscal 1994.

     Wendell H. Murphy, a director of the Company, is the chairman of the board and chief executive officer and the principal stockholder of Murphy Farms, Inc. ("MFI"). The Company has a contract with MFI which obligates the Company to purchase hogs finished by MFI in the Southeast. Pursuant to the purchase agreement, the Company purchased $168,105,000 of live hogs from MFI in fiscal 1995 and anticipates a greater volume of business under this agreement in fiscal 1996. The Company believes that the prices paid under the purchase agreement with MFI are equivalent to market.

     Smithfield of Utah, Inc., a wholly-owned subsidiary of the Company, has entered into a joint hog production arrangement with three companies to produce hogs in the state of Utah. The other companies participating in the joint hog production arrangement are (i) Carroll's Foods of Utah, Inc. (an affiliate of Carroll's Foods, Inc.), of which F. J. Faison, Jr., a director of the Company, is the president and a director, (ii) West Isle Partners, Inc., of which Wendell
H. Murphy, a director of the Company, is the president and a director and members of Mr. Murphy's family are the sole stockholders, and (iii) Prestage Farms of Utah, Inc., of which William H. Prestage, a director of the Company, is the president and a director and Mr. Prestage and his wife are the sole stockholders. During fiscal 1995, Smithfield of Utah, Inc. contributed $4,050,000 to the arrangement. Smithfield of Utah, Inc. has a 31.5% interest in the profits or losses of the arrangement. The Company believes that the terms of the joint arrangement are no less favorable to the Company than if entered into with unaffiliated parties.

     Cecil W. Gwaltney, a director of the Company, is chairman of the board of Gwaltney Motor Company ("GMC"), which was paid $489,000 by the Company in fiscal 1995 for automotive equipment and parts, and maintenance and leasing services. The Company leases substantially all of its automobiles under three-year leases arranged by GMC. As of April 30, 1995, the Company was obligated to make a total of $914,000 in future lease payments under such leases in effect on that date. The Company's management believes that the terms of all of its purchase transactions with GMC and the terms of the leases arranged by GMC are comparable to those available from other suppliers.

                                   PROPOSAL 2

                                RATIFICATION OF
                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected Arthur Andersen LLP as independent public accountants to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year ending April 28, 1996, and is submitting this matter to the stockholders for their ratification. Arthur Andersen LLP has served as the Company's independent public accountants since 1981. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by stockholders.

     The Board of Directors of the Company recommends that you vote FOR the ratification of the selection of Arthur Andersen LLP as independent public accountants to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year ending April 28, 1996.

                                 OTHER MATTERS

     The Board of Directors does not know of any matter to be brought before the Meeting, other than the matters described in the Notice of Meeting. If any matters not set forth in the Notice of Meeting accompanying this proxy statement are properly brought before the Meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received by the Secretary of the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting by April 2, 1996. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY, 501 NORTH CHURCH STREET, SMITHFIELD, VIRGINIA 23430, ATTENTION: AARON D. TRUB, SECRETARY.

                                          By Order of the Board of Directors,

                                          Aaron D. Trub
                                          SECRETARY

July 31, 1995

                             SMITHFIELD FOODS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Joseph W. Luter, III, Richard J. Holland, Aaron D. Trub, and each of them, proxies with full power of substitution, to vote the shares of Common Stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on August 30, 1995 or any adjournments thereof.

1.  ELECTION OF DIRECTORS       ( ) FOR all nominees listed below               ( ) WITHHOLD AUTHORITY to
                                    (except as indicated to the contrary below)     vote for all nominees listed below

   Joseph W. Luter, III    F. J. Faison, Jr.    Joel W. Greenberg    Cecil W. Gwaltney    George E. Hamilton, Jr.
    Richard J. Holland     Roger R. Kapella      Lewis R. Little    Robert W. Manly, IV    Wendell H. Murphy
                           John O. Nielson     William H. Prestage     Aaron D. Trub

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

2. PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING APRIL 28, 1996
                      ( ) FOR         ( ) AGAINST         ( ) ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

    The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the Proxy Statement attached thereto.

                                              Dated                       , 1995

                                              PLEASE SIGN EXACTLY AS NAME
                                              APPEARS AT LEFT. WHEN SIGNING AS
                                              ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                              TRUSTEE, GUARDIAN, ETC., GIVE FULL
                                              TITLE AS SUCH.

                                              Please mark, sign, date and
                                              return the proxy card using
                                              the enclosed envelope.